Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of EMAK Worldwide, Inc. dated March 31, 2007, appearing in the Annual Report on Form 10-K of EMAK Worldwide, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

May 21, 2007